Exhibit 10.1
November 1, 2005
Aart Brouwer
Seeburg Strasse 66
6006 Luzern
Switzerland
Dear Aart:
On behalf of Celgene International Sarl, I am pleased to extend an offer of employment to you as President International, reporting to Robert Hugin. Your annual base compensation for this position will be CHF 585,000 paid in monthly installments. In addition to your base compensation, you will be eligible for a target bonus of 50% of your base salary, based on the achievement of agreed upon performance objectives, in accordance with the provisions of our Management Incentive Program. You will also be eligible for our Long Term Incentive Program (LTIP) with a target bonus of 50% of your base salary, based on the Company achieving pre-defined performance objectives, in accordance with the provisions of our Long Term Incentive Program (LTIP). The terms and conditions of your employment will be subject to a three-year employment contract.
Aart, as we agreed, you will work in Neuchatel two days per week (projected on Monday and Tuesday) and to the greatest extent possible we will remain cognizant of these dates when scheduling company meetings and commitments. As agreed, we anticipate you will retain your principle residency in Luzern.
You will be authorized to use the services of a company-paid car for your commute to Neuchatel for these two days. Additionally, you will have full access to company paid housing for your overnight stays in Neuchatel.
As we discussed we would like you to start in this position as soon as possible, and anticipate your first day to be Wednesday, November 2, 2005.
As a new employee, you will be eligible for a one-time grant of 150,000 stock options of Celgene common stock upon your employment start date. Grants are made at fair market value on the date of the grant, and this grant will vest 100% upon grant issuance. Additionally, you will be eligible for Celgene Corporation’s annual equity grant based upon performance.

Mr. Aart Brouwer
November 1, 2005
This confirms that you will participate in all Celgene International Sarl’s employee benefit programs. Celgene International Sarl does require an employment physical examination, arrangements for which will be coordinated with you. In addition, all employees are required to sign an “Inventions and Confidential Information Agreement” upon the start of their employment. We also request you complete the enclosed application for your personnel file.
Upon joining Celgene International Sarl, you will be eligible for four weeks vacation, and three personal days within the calendar year, January 1 through December 31 as well as all public holidays as set forth under Swiss requirements. Your vacation for the current year will be prorated accordingly.
Aart, you bring a unique depth and breath of International experience needed at this very important time for Celgene International Sarl. It is unquestionable that you will make a significant impact on the future success of Celgene International Sarl, and we look forward to you becoming a part of the senior leadership team.
If you have questions concerning any aspect of this offer, please contact me or Mary Weger. To indicate your acceptance, sign below and return one copy of this letter to me.
Best regards,
Robert J. Hugin
SVP, Chief Financial Officer

I accept the offer as outlined above

Anticipated start date

Mr. Aart Brouwer
November 1, 2005
EMPLOYMENT AGREEMENT
between
Celgene International Sârl,
(“Employer”)
and
Mr. Aart Brouwer,
(“Employee”)
1.	Position and Responsibilities
1.1	The Employer hereby employs the Employee and the Employee accepts employment as President International.
1.2	The Employee’s responsibilities are specified by the Employer. The Employee’s responsibilities may, from time to time, be modified by the Employer to perform other assignments or assume further responsibilities. The Employee’s other rights and obligations shall not be affected by such modification.
1.3	Unless the Employer provides otherwise, the Employee reports to Robert J. Hugin, President and Chief Operating Officer. (designee)
2.	Remuneration
2.1	Salary
The Employee shall receive an annual gross base salary of CHF 585,000 paid in 12 equal installments to be paid on the final payday of each month.
2.2	Bonus Payments
In addition to the fixed base salary in accordance with paragraph 2.1 above, the Employee shall be entitled to participate in the Management Incentive Plan (MIP) with an annual target bonus of 50% of the Employee’s base salary based (to be calculated in local currency) based on the achievement of agreed upon performance objectives, in accordance with the provisions of the Employer’s Management Incentive Program and Celgene’s Long Term Incentive Program (LTIP) with a target bonus of 50% of the Employee’s base salary, based on the Company achieving pre-defined performance objectives, in accordance with the provisions or our Long Term Incentive Program (LTIP).

Mr. Aart Brouwer
November 1, 2005
2.3	Stock Options

As a new employee, pursuant to approval by the Compensation Committee of the Board of Directors of Celgene Corporation, the Employee will receive a one-time grant of a stock option to purchase 150’000 shares of Celgene common stock. Grants are made at fair market value on the date of the grant, and this grant will vest 100% upon grant issuance. Additionally, the Employee will be eligible for Celgene Corporation’s annual equity grant based upon performance.

2.4	Deductions

The salary and bonus payments are gross payments. The Employee’s share in the prevailing premiums for social security insurances mandatory under Swiss law such as “AHV”, “IV”, “ALV”, “EO” etc., as well as for the pension plan maintained by the Employer (cf. paragraph. 4 hereafter) shall be deducted from the payments made to the Employee. In addition, the Employee agrees he has provided to the Employer certification that he will not be required to pay taxes at source. The Employee will himself have to report and pay taxes.

2.5	Further Payments

Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis, subject to the provision that even repeated payments without the reservation of voluntarily shall not create any legal claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

3.	Expenses

3.1	The Employer shall reimburse the Employee upon submission of appropriate vouchers for reasonable and customary business travel expenses in accordance with the applicable Employer’s guidelines as in force from time to time.

4.	Pension Fund

4.1	The Employee will be subject to the mandatory requirements of the Federal Law on Occupational Old Age, Survivors and Disability Benefit Plan (“BVG”). Employer and Employee shall pay their shares in the pension plan according to the applicable pension regulations and the terms of the pension plan administered by Winterthur Columna or provider in place.

Mr. Aart Brouwer
November 1, 2005

5.	Sickness / Insurance, “EMPLOYEE’S PREVENTION FROM WORK”

5.1	If the Employee is by no fault of his own and due to reasons inherent in his person, such as for example sickness, accident or military service, prevented from performing work, the Employer will, after the first three months of employment, continue to pay the Employee’s salary according to the following:

1-90 days:	100% of insured base salary

91-720 days:	80% of insured base salary
Nothing in this paragraph 5.3 shall in any way limit the parties’ freedom to give notice of termination; once the employment terminated, the Employer shall no longer have the obligation to make any salary payments but the Employee shall receive the benefits according to the Pension Scheme, if any.

6.	Working Hours / Vacations

6.1	The Employee agrees to exercise his best efforts to successfully and carefully accomplish the duties assigned to him

6.2	The Employee shall be entitled to 23 working days of paid vacations per calendar year, in addition to public and bank holidays.

7.	Duties of Loyalty and Confidentiality

7.1	The Employee shall devote his efforts exclusively to the Employer in furtherance of the Employer’s interests. Any engagement in additional occupations for remuneration or any participation in any kind of enterprise requires the written consent of the Employer. This shall not apply to the usual acquisition of stock or other shares for investment purposes. Membership in the board of directors or supervisory board of other companies shall also require the written approval of the Employer. The employee acknowledges the company policy regarding Board of Director appointments of no more than two appointments so as to fully ensure balance against outside Board commitments and Celgene objectives.

7.2	The Employee shall during the period of employment with the Employer and at any time thereafter, keep secret any confidential information concerning the business, contractual arrangements, deals, transactions or particular affairs of the Employer or its affiliates and will not use any such information for his own benefit or the benefit of others. This obligation shall also exist with respect to any protected data and confidential information of third parties that the Employee gets to know while performing the obligations under this Agreement.

7.3	Upon termination of this Agreement for any reason, the Employee shall return to the Employer all files and any company documents concerning the business of the Employer and its affiliates in his possession or open to his access, including all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, regardless whether or not the same are originally furnished by the Employer or its affiliates.

8.	Inventions

8.1.	All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights as well as any rights in know how ensuing from the work performed by the Employee during the term of his employment (hereinafter the “Intellectual Property Rights”), shall exclusively vest in the Employer. The Employee may not, without the Employer’s written consent, disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer, or register the results of his work. Any inventions while performing the employment contract but not in performance of a contractual obligation will be compensated appropriately (Art.332 paragraph. 4 CO)

Mr. Aart Brouwer
November 1, 2005
8.2.	Insofar as rights that are mentioned in section 8.1 above and are related to the Intellectual Property Rights are not vested in the Employer by operation of law or based on section 8.1 above, the Employee covenants that he will transfer and, insofar as possible, hereby transfers to the Employer such rights provided, however, that the Employer may renounce such transfer or transfer back to the Employee any such Intellectual Property Rights at any time. If a transfer should not be possible under the applicable law, then the Employee shall grant to the Employer a perpetual, transferable, royalty-free license to use such Intellectual Property Rights.

8.3	The Employer is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Employer and such third parties are not obliged to mention the Employee as the author if they publish any inventions, computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.

9.	Data Protection

With the execution of this Agreement, the Employee consents that the Employer may store, transfer, adapt and delete all personal data in connection with this employment relationship. The Employee acknowledges that personal data may be transferred to companies outside Switzerland affiliated with the Employer, in particular to Celgene Corporation in the U.S. However all such data transfer shall be guided to be in full compliance with Swiss Data Protection Law.

10.	RESTRAINT OF COMPETITION

The Employee shall not, during the term of his employment and for a 12 months period after the end of the employment, perform any activity competing with the Employer in specific subject areas in which the Employee was active or to which he had access during his work for Celgene.

In particular, the Employee agrees:
•	not to have, directly or indirectly, any financial or other interest in a business or company which develops, produces, markets or distributes products substantially similar to the products of the Employer or its affiliated companies or to render services similar to those rendered by the Employer or its affiliated companies (a “Competitor”);

Mr. Aart Brouwer
November 1, 2005
•	not to accept any part of full time employment in such a Competitor or to act as consultant, agent or representative of or in any other capacity for such a Competitor;

•	not to directly or indirectly establish such a Competitor.
11.	SANCTIONS

The Employee understands that a violation of the obligations under article 10 of this Agreement might cause serious damage to the Employer. In the event the Employee violates an obligation under article 10 of this Agreement, the Employer shall be entitled to seek judicial enforcement of such obligation. Furthermore, the Employee agrees to pay to the Employer an amount of CHF 585’000 as liquidated damages upon each violation of a duty or obligation under article 10. The payment of the liquidated damages does not relieve the Employee from the obligations under article 10 of this Agreement. The Employer’s right to claim damages exceeding the amount of liquidated damages is expressly reserved.

12.	Duration and Termination

12.1	This Employment Agreement shall be effective as of November 2, 2005 and last for a fixed period of three years terminating, without any notice being required, on November 1, 2008.

12.2	The first three months of the employment relationship shall be the probation period. During the probation period, this Agreement may be terminated by either party at any time by respecting notice period of seven days.

12.3	After the end of the probation period this Agreement may be terminated by either party by respecting a notice period of three months in the fourth, fifth and sixth month of service and thereafter by respecting a notice period of six months always with effect to the end of a calendar month.

13.	Miscellaneous

13.1	This Employment Agreement replaces all prior understandings and/or contracts between the parties.

13.2	Amendments and additions to this Agreement including this clause must be in writing to be effective. This form requirement does not apply to the notice of termination, which does not require a particular form.

Mr. Aart Brouwer
November 1, 2005
13.3	Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement. The invalid provision(s) shall be replaced by such valid provision(s) that best meet(s) the parties’ intention when agreeing on the invalid provision(s).

14.	Applicable Law

14.1	This Employment Agreement shall be governed by Swiss law.
Celgene International Sàrl
by: The Employee

Aart Brouwer	Place/Date

by: The Employer

Robert J. Hugin	Place/Date